Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Registration Statement of Atlas Holdings, Inc. on Form S-4, and in the combined Proxy Statement/Prospectus of Impax Laboratories, Inc. (“Impax”), which is part of the Registration Statement, of our opinion letter dated October 17, 2017 to the Board of Directors of Impax, appearing as Annex H to such combined Proxy Statement/Prospectus, and to the references to our name contained therein under the headings “SUMMARY – Opinion of Financial Advisor”, “THE COMBINATION – Background of the Combination”, “THE COMBINATION – Recommendation of the Impax Board and Reasons for the Combination”, “THE COMBINATION – Opinion of Impax’s Financial Advisor”, and “THE COMBINATION – Unaudited Forecasted Financial Information”. For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any registration statement or combined proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Morgan Stanley & Co. LLC

By:	/s/ Richie Jain
Name: Richie Jain Title: Executive Director

New York, New York

November 21, 2017